Exhibit 10.18

Agricultural Bank of China
Pattern Agreement

Maximum Amount Mortgage Agreement

November 2004

ABCS(2004)2006

Maximum Amount Mortgage Agreement

Contract No. NO42906200600004397

Mortgagee (full name): Agricultural Bank of China Wuhan Qingshan Branch

Debtor (full name): Wuhan Blower Co., Ltd.

Mortgagor (full name): Lian Jia’an & Lin Sufen

In view of the fact that the mortgagee and the debtor signed a series of liability/debt contracts (the main contracts) during the period and within the maximum balance stipulated in Article 1 of this Agreement, the mortgagor is willing to provide a mortgage guarantee for the debtor on the liability between the debtor and mortgagee according to the loan agreement. This agreement is entered by and between the parties involved via negotiation pursuant to relevant laws and regulations of PRC.

Article 1: The main debt guaranteed and maximum amount of guarantee

1. The mortgagor is willing to provide guarantee for the debtor for all businesses handled by the mortgagee during the period from October 24th 2006 to October 24th 2009 incurring a maximum actual debt amount of RMB THIRTY-FIVE MILLION Yuan. For foreign exchange business, the amount is converted according to selling price on the day when the business takes place. For all businesses taking place during the period, their due date shall not exceed October 24th 2010. The businesses above include: (ticked)

☑ RMB/Foreign currency loan	☐ L/C Issuance Finance
☐ Export package loan	☐ Bank/Commercial acceptance bill discount
☐ Import bill purchase	☐ Bank guarantee
☑ Bank draft acceptance	☐ Export bill purchase

Other businesses:__________________________________________________

2. Within the period and maximum balance stipulated in this Agreement, the debtor can apply to use the bank credit above in circulation. For the starting date, due date, interest rate and amount of each business, the loan certificate of the main contract or relevant debt obligation shall be referred to as standard.

3. Within the period and maximum balance stipulated in this Agreement, the mortgagee releases the loan stipulated in this Agreement and provides and exempts the guarantee procedure for each business with other bank credit provided.

4. For all business within the period and maximum balance stipulated in this Agreement, regardless of the type of currency, the mortgagor shall bear the guarantee responsibility for the original currency.

Article 2: Scope of mortgage guarantee

The scope of mortgage guarantee covers all expenditures needed by the mortgagee to realize the creditor’s rights, including the principal, interest, default interest, compound interest, penalty for breach of contract, compensation of loss, litigation fee, lawyer fee, collateral treatment fee, and scrip fee, etc.

For the portion exceeding the maximum balance due to fluctuation of exchange rate, the mortgagor is willing to bear guarantee responsibility.

Article 3: Collateral

1. The mortgagor agrees to mortgage the real estate of parts of the business stores on the 2nd floor of Center Mall, Hanzheng Street, Qiaokou District, Wuhan as collateral (See collateral checklist of No.2006.003 and Table 1 and 2 for details.) The collateral checklist is a component part of this Agreement.

2. The collateral above is evaluated at RMB FIFTY MILLION FOUR HUNDRED SIXTEEN THOUSAND NINE HUNDRED Yuan for a time being. The final value is determined based on the net income when the collateral is actually sold.

Article 4: Mortgagor’s commitment

1. The mortgagor reserves sufficient and undisputable right of ownership and disposition of the collateral.

2. The collateral can be circulated or transferred according to law.

3. The collateral is not sealed up, detained or re-mortgaged.

4. The mortgagor does not conceal any tax or engineering payment arrears under the collateral, and the collateral is not for rent.

5. The mortgagor has obtained approval from co-owner of the collateral for the mortgage under this Agreement.

6. No other circumstances of the collateral may affect the mortgagor's realization of the mortgage right.

Article 5: Effect of mortgage right

Effect of mortgage right involves auxiliary object, secondary right, right of subrogation, attachment, mixture, processed object and yield, etc.

Article 6: Preservation of collateral

1. The collateral under this Agreement is preserved by the mortgagor, who is responsible for properly managing the collateral. The mortgagee has the right to supervise or inspect the management of the collateral.

2. During effective period of this Agreement, the mortgagor shall not bestow, transfer, sell, rent or re-mortgage the collateral or treat it by other means without written consent from the mortgagee. If the collateral is transferred, rented or sold with written consent from the mortgagee, the money obtained shall be used to liquidate the debt guaranteed under the main contract or saved to a third party decided by the mortgagor and mortgagee via negotiation.

3. During the effective period of this Agreement, if the collateral is destroyed, lost or expropriated, the mortgagor shall take prompt measures to prevent expansion of loss and inform the mortgagee in writing immediately. The insurance premium, compensation and claim obtained by the mortgagor shall be used to pay off the debt under the main contract in priority.

4. During the effective period of this Agreement, in the case of decrease of collateral’s value, the mortgagee has the right to require the mortgagor to restore the collateral’s value or provide a recognized guarantee. If the mortgagor refuses to do so, the mortgagee has the right to announce advanced due of the debt under the main contract and require the debtor to fulfill the debt or exercise the mortgage in advance.

Article 7: Insurance of the collateral

1. The mortgagor shall handle relevant insurance according to mortgagee’s requirement, with the mortgagee as the first beneficiary.

2. The mortgagor shall hand over the original of the insurance policy to the mortgagee for preservation.

3. During effective period of this Agreement, the mortgagor shall not halt or cancel the insurance for any reason. In the case of insurance halt, the mortgagee has the right to handle insurance procedures on behalf of the mortgagor while all charges shall be born by the mortgagor. The mortgagee has the right to directly deduct charges above from any account of the mortgagor.

4. In case an insurance event occurs concerning the collateral, the insurance premium shall be used to cover the debt and relevant charges under the main contract in priority.

Article 8: Mortgage registration

The mortgagor shall handle mortgage registration procedures with relevant authorities within 5 days after signing of this Agreement, and hand over the original of ownership certificate of the collateral, mortgage registration documents and other right certificates to the mortgagee for preservation.

Article 9: Realization of mortgage right

1. If the debtor and mortgagor violate the responsibilities under the main contract or this Agreement, the mortgagee has the right to announce that all debt guaranteed under this Agreement is due in advance, and execute the mortgage right within the limitations of relevant law.

If any of the debt fulfillment period under the main contract expires but the mortgagee is not paid off, the mortgagee has the legal right to convert the collateral into money or auction or sell off the collateral for liquidation in priority. The remaining amount shall be used to liquidate all guaranteed debts under this Agreement not due in advance, or saved to a third party decided by the mortgagor and mortgagee via negotiation. “Expiration” here includes the situation that the mortgagee announces the debt under the main contract is due in advance according to provision of state laws and regulations or stipulations of the main contract.

2. If there are more than two mortgagors, the mortgagee has the right to dispose of the collateral of any or all of the mortgagors while exercising its mortgage right.

Article 10: Responsibility for breach of contract

1. Once this Agreement takes effect, both the mortgagor and mortgagee shall fulfill the responsibilities under this Agreement. If any party fails to fulfill its responsibilities, it shall bear corresponding responsibility for breach of contract and compensate the other party for loss incurred.

2. If the mortgagee has one of the following behaviors which causes loss to the mortgagee, the mortgagor shall compensate the loss in full:

(1) Conceal such situation of the collateral as co-ownership, dispute, supervision, seal-up, re-mortgage, rent, tax and engineering payment arrears, etc.

(2) Dispose the collateral without written consent from the mortgagee.

(3) Other behaviors that breach this Agreement or affect the realization of mortgage right of the mortgagee.

Article 11: Bearing of charges

Charges of collateral under this Agreement for registration, evaluation, insurance, appraisal, notarization and saving shall be born by the mortgagor.

Article 12: Settlement of disputes

In the case of disputes occurring during implementation of this Agreement, the borrower and the lender can either settle them via negotiation or according to First method below:

1. Litigation, which is under the jurisdiction of people’s court where lender's domicile is located.

2. Arbitration. Submit the case to _______________________________ (full name of the arbitration body according to its arbitration rules.

During the process of litigation or arbitration, articles of this Agreement which are not involved in arbitration will still be executed.

Article 13: Other issues

1. The mortgagor shall actively learn the operation status of the debtor as well as occurrence and implementation of businesses under this Agreement. The main contract, the loan certificate of the main contract or relevant debt obligation of various businesses under this Agreement will not be sent to the mortgagor.

Article 14: Effecting of the Agreement

This Agreement takes effect upon signing and stamping by all parties involved. If mortgage registration needs to be handled abiding by law, the Agreement takes effect starting from the date of registration.

Article 15: Number of Agreement copies

This Agreement is made out in quintuplicate. Each party involved holds one original respectively, which has the same legal effect.

Article 16: Note

The mortgagee has notified the mortgagor and debtor to have a comprehensive and accurate understanding of articles of this Agreement, and has explained corresponding articles as required by the mortgagor and debtor. Thus, all parties have a consistent understanding of this Agreement while signing the Agreement.

Mortgagee (SEAL):	Debtor (SEAL):
Agricultural Bank of China Wuhan Qingshan Branch	Wuhan Blower Co., Ltd

Responsible Person	Legal Representative
or authorized agent:	or authorized agent:
/s/ Piao Gonggang (Seal)	/s/ Xu Jie (Seal)

Mortgagor (SEAL):	Mortgagor (SEAL):
/s/ Lian Jia’an Lin Sufen

Legal Representative	Legal Representative
or authorized agent:	or authorized agent:

Signing date: October 24th 2006
Signed at: Agricultural Bank of China Wuhan Qingshan Branch